Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Leigh Parrish/Jennifer Milan General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. PROVIDES UPDATE ON OUTLOOK

FOR 2011 FINANCIAL RESULTS

COMPANY TO RESTATE SPECIFIED FINANCIAL STATEMENTS TO ADJUST

TIMING OF RECORDING OF ANTICIPATED CUSTOMS DUTIES

East Rutherford, N.J. — February 21, 2012 — Kid Brands, Inc. (NYSE: KID) today provided an update on its expected financial results for the year ended December 31, 2011. The Company also announced today that, in recognition of the view of the Staff of the Securities and Exchange Commission (the “SEC”) with respect to the impact of certain anticipated customs duties on prior periods, the Company will restate specified financial statements.

Preliminary Update on Expected 2011 Financial Results

The Company now anticipates that its net sales results for the full year ended December 31, 2011 will be slightly below previously-issued guidance for a year-over-year decline of 7% to 8%, and its non-GAAP adjusted net income per diluted share for the full year 2011 will be significantly below previously-issued guidance of approximately $0.40 per diluted share.

The Company’s updated outlook for its 2011 results primarily from: (i) additional customer allowances intended to liquidate inventory at both the retail and wholesale level; (ii) higher than anticipated product costs as a percentage of net sales, resulting primarily from increased close-out sales, and increased sales of licensed products; (iii) lower than anticipated net sales due in part to an increase in returns accepted for discontinued items; and (iv) increased inventory reserves for slow-moving products.

As the Company is still engaged in the preparation of its financial statements for the year ended December 31, 2011, in part as a result of the need to restate certain financial statements as described below, the Company is currently not in a position to provide additional details regarding its results of operations for such year.

The Company took certain actions during the fourth quarter to improve the level and quality of its inventory and to strengthen customer relationships. Further, as planned, the Company embarked on a revision of its product line, addressed selling practices and refocused the design, packaging and pricing of core products. Also, as a result of actions taken by the Company, inventory levels at year-end 2011 were reduced significantly compared to levels at the end of the prior year period.

As new product introductions are not expected to be rolled out until late spring of 2012, sales and profitability are expected to remain soft in the first half of 2012.

Restatement of Specified Financial Statements

As previously disclosed, the Company recorded charges of approximately $6.86 million (which includes approximately $340,000 of interest) for the quarter and year ended December 31, 2010, relating to aggregate anti-dumping duties and interest the Company anticipates will be owed to U.S. Customs by its LaJobi subsidiary for the period commencing from the date the Company acquired LaJobi’s assets in April 2008 through December 31, 2010. In addition, the Company recorded charges of approximately $2.4 million (which includes approximately $200,000 of interest) for the quarter ended June 30, 2011, relating to aggregate customs duties and interest the Company anticipates will be owed to U.S. Customs by its Kids Line and CoCaLo subsidiaries for the years ended 2006 through 2010 and the six months ended June 30, 2011.

Although it was the initial determination of the Company’s management (a determination in which the Company’s independent auditors concurred) that the impact of the aggregate charges was immaterial to prior periods, after various submissions to and discussions with the Staff of the SEC on this matter, and in recognition of the Staff’s position with respect thereto, management and the Audit Committee of the Company’s Board of Directors determined (and such determination was subsequently ratified by the Board) that it was necessary to restate the Company’s audited consolidated financial statements as of December 31, 2010 and 2009, and for the three years ended December 31, 2010 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”), as well as its consolidated unaudited interim consolidated financial statements as of and for the quarter and year to date periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and related 2010 comparative prior quarter and year to date periods as included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 (collectively, the “Financial Statements”), to record the applicable anticipated payment requirements in the respective periods to which they relate. As a result, on February 14, 2012, management and the Audit Committee met and determined that the Financial Statements should no longer be relied upon. The restatement is not based on the discovery of new information.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 10-K”) will restate all periods presented, as applicable, to reflect the recording of anticipated anti-dumping duty payment requirements of the Company’s LaJobi subsidiary and anticipated customs duty payment requirements of the Company’s Kids Line and CoCaLo subsidiaries in the respective periods to which such liabilities relate (previously such liabilities were recorded in the aggregate in the quarter and year ended December 31, 2010 with respect to the LaJobi events, and in the three and six months ended June 30, 2011 with respect to the Kids Line and CoCaLo events). As a result, the 2011 10-K will include the impact of such adjustments in the Selected Financial Data included in Item 6 of the 2011 10-K, as well as revised related disclosures, including, without limitation, in Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations. The 2011 10-K will also include the impact of such adjustments on the unaudited quarterly financial information presented in the Notes to Consolidated Financial Statements of the 2011 10-K. The Company intends to file the 2011 10-K as soon as is practicable and currently believes it will be filed in a timely fashion under applicable rules. In addition, the Company’s Quarterly Reports on Form 10-Q during 2012 will restate applicable 2011 comparable prior quarter and year to date periods.

As the Company is still engaged in the preparation of the 2011 10-K, it is not currently in a position to provide detail with respect to anticipated adjustments resulting from the restatement. However, the restatement will have a positive impact on reported results of operations for 2010 and 2011, and a negative impact on reported results of operations for prior periods.

Management is in the process of evaluating the effect, if any, of the restatement on the Company’s prior conclusions with respect to the effectiveness of its internal control over financial reporting and disclosure controls and procedures as of the end of December 31, 2010. If the Company determines that a revision of any disclosures pertaining such prior conclusion is appropriate, such revision will be included in the 2011 10-K.

Update on LaJobi Earnout Consideration

As has been previously disclosed, the Company received a letter on July 25, 2011 from counsel to Lawrence Bivona demanding payment of the LaJobi earnout consideration to Mr. Bivona in the amount of $15 million. In addition, on July 25, 2011, the Company received a letter from counsel to Mr. Bivona alleging that Mr. Bivona’s termination by LaJobi “for cause”, effective March 14, 2011, violated his employment agreement and demanding payment to Mr. Bivona of amounts purportedly due under such employment agreement. In December, 2011, Mr. Bivona initiated an arbitration proceeding with respect to these issues seeking damages in excess of $25.0 million. On February 22, 2012, the Company and LaJobi intend to file an answer thereto, in which they will deny any liability, assert a counterclaim against Mr. Bivona, and provide a third-party complaint against Mr. Bivona’s brother and the LaJobi seller.

The Company does not intend to pay the LaJobi earnout consideration to Mr. Bivona and continues to believe that Mr. Bivona was properly terminated “for cause” pursuant to his employment agreement, and the Company has so advised counsel for Mr. Bivona.

The aforementioned restatement of specified financial statements may result in an assertion by the LaJobi seller that the formulaic provisions for the payment of the LaJobi earnout under the agreement governing the purchase of the LaJobi assets have been satisfied. However, the Company has various counterclaims, third party claims and defenses to such claim for payment, based on, among other things, the misconduct and misrepresentations of Mr. Bivona. The Company intends to vigorously assert such counterclaims, third party claims and defenses, and believes that it will prevail, although there can be no assurance that this will be the case.

More detail with respect to the foregoing can be found in the Current Report on Form 8-K to be filed by the Company today.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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